  Exhibit 99.1

MetaStat Voluntarily Withdraws Listing on the OTCQB and Files Form 15 to Suspend its Reporting Obligations

BOSTON, July 16, 2018 (BUSINESS WIRE) -- MetaStat, Inc. (OTCQB: MTST) (the “Company”), a precision medicine company developing novel anti-metastatic drugs for the treatment of patients with aggressive cancer, today announced the Company is voluntarily deregistering its common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and suspending its reporting obligations under Section 15(d) of the Exchange Act by filing a Form 15 with the Securities and Exchange Commission (the “SEC”) on July 16, 2018.

“After a thorough review of the benefits and risks associated with being a public company, management and the board of directors felt deregistering as an SEC reporting company is in the best interest of the Company and all shareholders,” stated Douglas A. Hamilton, President and CEO of MetaStat. “It has been clear for some time the Company was not benefiting from the public listing as the market capitalization, access to capital and liquidity decreased despite the Company generating positive data and executing on its product development milestones.”

The Company’s reporting obligations with the SEC are suspended immediately upon filing the Form 15, including its obligations to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company expects termination of its duty to file all other reports with the SEC will become effective in 90 days.

The Company’s common stock is currently quoted on the OTCQB, operated by OTC Markets Group. The Company expects its common stock will continue to be quoted on the OTCQB until its periodic reporting obligations under the Exchange Act are suspended, at which time the Company anticipates its common stock will trade on OTC Pink Market, so long as market makers demonstrate an interest in trading in the Company's common stock. However, there is no assurance trading in the Company's common stock will continue on the OTC Pink Market or on any other securities exchange or quotation medium.

About MetaStat, Inc.
MetaStat is a precision medicine company dedicated to improving the survival of patients with aggressive cancer. Our goal is to transform aggressive cancer into a manageable disease. MetaStat’s therapeutic approach targets the MENA pathway, a critical metastatic pathway responsible for driving tumor resistance and the spread of aggressive cancer. MetaStat is developing novel inhibitors targeting the MAPKAPK2 pathway based on the discovery of its role in the activation of the MENA pathway. MetaStat is leveraging a proven and highly successful strategy in oncology through the development of small molecule inhibitors.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements as a result of various factors and other risks, including those set forth in the company's Form 10-K and its other filings filed with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the company undertakes no obligation to update such statements.

MetaStat, Inc.
Daniel Schneiderman
Phone: (617) 531-0870
Email: dschneiderman@metastat.com

Source: MetaStat, Inc.